Filed Pursuant to Rule 433

Registration Statement No. 333-238607-01

Relating to Preliminary Prospectus Supplement dated May 4, 2023 and

Prospectus dated May 22, 2020

Boston Properties Limited Partnership

$750,000,000 6.500% Senior Notes due 2034

Issuer:	Boston Properties Limited Partnership

Type:	SEC Registered

Principal Amount:	$750,000,000

Maturity:	January 15, 2034

Coupon (Interest Rate):	6.500%

Benchmark Treasury:	3.500% due February 15, 2033

Benchmark Treasury Price / Yield:	101-11 / 3.337%

Spread to Benchmark Treasury:	T + 320 basis points

Yield to Maturity:	6.537%

Expected Ratings* (Moody’s / Standard & Poor’s):	Baa1 (negative) / BBB+ (negative)

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2024

Day Count Convention:	30 / 360

Redemption Provision:	Make-whole call at any time before October 15, 2033 (three months prior to January 15, 2034) based on U.S. Treasury plus 50 basis points, or at par thereafter

Initial Price to Public:	99.697% of the principal amount

Trade Date:	May 4, 2023

Settlement Date:

T+7; May 15, 2023

It is expected that delivery of the notes will be made against payment therefor on or about May 15, 2023, which will be the seventh business day following the date of pricing of the notes (such settlement cycle being referred to herein as “T+7”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next four business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade the notes on the date of pricing or the next four business days should consult their own advisor.

Denominations:	$1,000 × $1,000

CUSIP / ISIN:	10112RBH6 / US10112RBH66

Joint Book-Running Managers:

BNY Mellon Capital Markets, LLC

BofA Securities, Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

M&T Securities, Inc.

Mizuho Securities USA LLC

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Co-Managers:	Fifth Third Securities, Inc. Siebert Williams Shank & Co., LLC

*	Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling BNY Mellon Capital Markets, LLC toll free at 1-800-269-6864, BofA Securities, Inc. toll-free at 1-800-294-1322, J.P. Morgan Securities LLC collect at 1-212-834-4533, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or Wells Fargo Securities, LLC at 1-800-645-3751.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.